EXHIBIT 99.1

                                                           RE:  NN, Inc.
                            2000 Waters Edge Drive
                                                                                   Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	212-827-3773

FOR IMMEDIATE RELEASE
May 10, 2010

NN, INC. REPORTS 2010 FIRST QUARTER REVENUES AND EARNINGS

•	2010 First Quarter Revenues Up 47.3% to $85.3 Million
•	2010 First Quarter Net Income of $0.2 Million Compared to 2009 First Quarter Net Loss of $9.5 Million, Net Income of $0.2 Million Includes Non Operating and Special Charges of $1.1 Million

Johnson City, Tenn, May 10, 2010 – NN, Inc. (Nasdaq: NNBR) today reported its financial results for the first quarter ended March 31, 2010.  Net sales for the first quarter of 2010 were $85.3 million, up $27.4 million, or 47.3% compared to $57.9 million for the same period of 2009.  The increase in net sales was due to increased demand of approximately $29.1 million for the Company’s products in industrial and automotive end markets.  The positive effects of foreign currency translation accounted for an additional $2.4 million of the increase.  These increases were offset by the negative effects of raw material pass through and mix changes of approximately $4.1 million.

Net income for the first quarter of 2010 was $0.2 million, or $0.01 per diluted share as compared to a net loss of $9.5 million, or $(0.59) per diluted share for the first quarter of 2009.  First quarter 2009 results included the write-off of unamortized loan costs associated with the Company’s prior credit agreement of $0.4 million net of tax, or $0.02 per diluted share and restructuring costs associated with the previously announced closing of the Kilkenny, Ireland and Hamilton, Ohio facilities of $0.5 million net of tax, or $0.03 per diluted share.  Excluding these charges, net loss would have been $8.6 million, or $(0.53) per diluted share.  The results for the first quarter of 2010 include non-operating and special charges of $1.1 million net of tax, or $0.7 per diluted share.  Excluding these net charges, net income would have been $1.3 million, or $0.08 per diluted share.  Details of these charges are:

•
Accelerated depreciation for assets at our Tempe Arizona facility that will be taken out of service (included in depreciation and amortization) of $1.0 million pre-tax and net of tax, or $0.06 per diluted share.

•	Accrued severance payments of $0.5 million pre-tax and net of tax, or $ 0.03 per diluted share associated with the closing of the Tempe Arizona facility.
•	A foreign currency gain of $1.1 million pre-tax and $0.9 million net of tax, or $0.06 per diluted share due to the positive effect of currency translation on intercompany loans.
•	$1.1 million pre-tax and net of tax, or $0.07 per diluted share in non-cash charges associated with the issuance of shares of the Company’s common stock pursuant to the 2005 Stock Incentive Plan.
•	$0.7 million pre-tax and $0.6 million net of tax, or $0.4 per diluted share related to labor cost adjustments associated with European government and labor union programs.

James H. Dorton, Senior Vice President and Chief Financial Officer commented, “For the first quarter of 2010, we recorded revenues of $85.3 million, an increase of $27.4 million, or 47.3%.  We believe this improvement in our revenue is primarily the result of improved underlying global demand from our automotive and industrial end markets.”

Mr. Dorton continued, “As a percentage of net sales, cost of goods sold for the quarter was 80.8% as compared to 96.8% for last year’s first quarter.  The first quarter of 2009 was impacted by production inefficiencies, mainly in fixed costs and variable labor, due to the large drop in volume we experienced as a result of the global economic recession.  In this year’s first quarter, we were able to favorably leverage production efficiencies due to increased revenues and our aggressive cost reduction initiatives.”

“Selling, general and administrative expenses were $7.9 million, or 9.2% of net sales for the first quarter of 2010 as compared to $6.9 million, or 11.9% of net sales for the first quarter of 2009.  The increase in dollars was due mainly to the recording of approximately $1.1 million in non-cash charges associated with the issuance of shares of the Company’s common stock pursuant to the 2005 Stock Incentive Plan.  There will be no other issuance of shares under this plan during 2010.”

Mr. Dorton concluded, “As announced, on March 9, 2010, we concluded the process of revising and amending our previously amended revolving credit facility with Key Bank as the administrative agent.  We also amended the terms of the agreement of our private placement notes with Prudential Capital.  The new covenants, which will be in effect through the expiration of the revolving credit facility in September 2011, reflect improving economic conditions and the resulting expected improvements in our financial results and outlook.  At March 31, 2010, we were well within compliance of these new covenants and we had $87.6 million in outstanding debt which was a slight increase over the $87.0 million outstanding at year end.  Although we plan to spend approximately $16.7 million to fund capital projects this year, in the long-term we will work hard to preserve a conservative balance sheet and to strengthen our capital structure by reducing our debt levels relative to cash flows.”

Roderick R. Baty, Chairman and Chief Executive Officer commented, “We are encouraged by our financial performance for the first quarter.  We exceeded our business plan in both revenues and earnings for the quarter and customer ordering patterns remain strong for the second quarter.   Although we remain optimistic about the second half of 2010, our optimism is guarded.  For us to continue to meet our previously announced annual revenue guidance of $315 million to $335 million, the global economy must continue to strengthen.  We recognize that we still have much to do to return our Company to historical levels of profitability and cash flow.  For that reason, we will continue to manage our businesses aggressively by closely monitoring working capital, strictly controlling all discretionary spending and avoiding permanent increases to our cost structure going forward.”

Mr. Baty concluded, “During 2010 we anticipate spending approximately $16.7 million in capital, of which 65% will be used to fund new business programs at our Precision Metals business unit.  Our new amended credit facilities, along with the positive cash flow from operations we expect to generate in 2010 will fund these exciting opportunities and provide the basis for our growth strategies in 2010 and beyond.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 12 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $259 million in 2009.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Financial Tables Follow

NN, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009

Net sales	$85,340	$57,921
Cost of goods sold (exclusive of depreciation shown separately below)	68,916	56,054
Selling, general and administrative	7,890	6,895
Depreciation and amortization	6,120	5,318
Loss on disposal of assets	1	14
Restructuring and impairment charges	569	593
Income (loss) from operations	1,844	(10,953)

Interest expense	1,728	1,038
Reduction of unamortized debt cost	130	604
Other income, net	(1,188)	(120)
Income (loss) before provision (benefit) for income taxes	1,174	(12,475)
Provision (benefit) for income taxes	949	(2,950)

Net income (loss)	$225	$(9,525)

Diluted income (loss) per common share	$0.01	$(0.59)

Weighted average diluted shares	16,405	16,268

NN, Inc.
Condensed Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2010	December 31, 2009
Assets
Current Assets:
Cash	$5,779	$8,744
Accounts receivable, net	59,688	49,412
Inventories, net	33,192	33,275
Other current assets	6,143	6,852
Total current assets	$104,802	$98,283

Property, plant and equipment, net	120,396	129,715
Goodwill, net	8,495	9,278
Other assets	4,787	5,376
Total assets	$238,480	$242,652

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$39,333	$38,048
Accrued salaries, wages and benefits	12,926	14,469
Current maturities of long-term debt	9,080	9,405
Other liabilities	8,524	6,567
Total current liabilities	69,863	68,489

Deferred tax liabilities	2,995	3,558
Long-term debt, net of current portion	78,558	77,558
Other non-current liabilities	15,306	16,244
Total liabilities	166,722	165,849

Total stockholders’ equity	71,758	76,803

Total liabilities and stockholders’ equity	$238,480	$242,652

NN, Inc.
Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

	Three Months Ended March 31, 2010
	In Thousands	Diluted Earnings Per share
Net Income (Loss)	$225	$0.01
After-tax cost of stock grants	1,100	0.07
After-tax accelerated depreciation for assets to be taken out of service	1,000	0.06
After-tax foreign currency gain on intercompany loans	(910)	(0.06)
After-tax benefit of labor cost adjustments	(641)	(0.04)
After-tax severance cost for plant closing	533	0.03
Net income excluding non-operating and special items	$1,307	$0.08

	Three Months Ended March 31, 2009
	In Thousands	Diluted Earnings Per share
Net Loss	$(9,525)	$(0.59)
After-tax restructuring costs for plant closing	546	0.03
After-tax write-off of capitalized loan costs	387	0.02
Net loss excluding restructuring and write-off	$(8,592)	$(0.53)

The Company’s management evaluates operating performance excluding unusual and/or nonrecurring items.  The Company believes excluding such items provides a more effective and comparable measure of performance and a clearer view of underlying trends. Since net income excluding these items is not a measure calculated in accordance with GAAP, this should not be considered as a substitute for other GAAP measures, including net income, as an indicator of performance.  Accordingly, net income/loss excluding the above items is reconciled to net income/loss on a GAAP basis.

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